Washington Mutual Investors Fund, Inc.

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$619,490
Class B	$18,106
Class C	$17,467
Class F	$25,913
Total	$680,976
Class 529-A	$8,083
Class 529-B	$983
Class 529-C	$1,632
Class 529-E	$381
Class 529-F	$355
Class R-1	$284
Class R-2	$4,703
Class R-3	$15,056
Class R-4	$9,197
Class R-5	$9,711
Total	$50,385

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3200
Class B	$0.1962
Class C	$0.1845
Class F	$0.3172
Class 529-A	$0.3080
Class 529-B	$0.1751
Class 529-C	$0.1766
Class 529-E	$0.2600
Class 529-F	$0.3406
Class R-1	$0.1836
Class R-2	$0.1845
Class R-3	$0.2599
Class R-4	$0.3066
Class R-5	$0.3559

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,926,249
Class B	90,852
Class C	94,285
Class F	83,393
Total	2,194,779
Class 529-A	27,051
Class 529-B	5,697
Class 529-C	9,448
Class 529-E	1,506
Class 529-F	1,105
Class R-1	1,624
Class R-2	26,097
Class R-3	59,097
Class R-4	29,822
Class R-5	29,843
Total	191,290

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$34.77
Class B	$34.56
Class C	$34.50
Class F	$34.70
Class 529-A	$34.73
Class 529-B	$34.59
Class 529-C	$34.58
Class 529-E	$34.62
Class 529-F	$34.69
Class R-1	$34.57
Class R-2	$34.49
Class R-3	$34.61
Class R-4	$34.68
Class R-5	$34.76